NEWS BULLETIN	POINT.360 2777 N. ONTARIO STREET BURBANK, CA 91504 Nasdaq: PTSX

FOR FURTHER INFORMATION:

AT THE COMPANY:

Alan Steel

Executive Vice President

(818) 565-1444

FOR IMMEDIATE RELEASE - BURBANK, CA, November 8, 2012

POINT.360 ANNOUNCES FIRST FISCAL QUARTER RESULTS

Point.360 (NASDAQ: PTSX), a leading provider of integrated media management services, today announced results for the three month period ended September 30, 2012. For the quarter, the Company’s sales were $7.7 million generating positive operating cash flow of $0.3 million and earnings before interest, taxes, depreciation and amortization and non-cash charges (EBITDAN) of $0.8 million for the period.

Haig S. Bagerdjian, the Company’s Chairman, President and Chief Executive Officer said: “We continued to generate positive operating cash flow in the first quarter of fiscal 2013. Revenues were somewhat lower than in the prior year’s first quarter due to the timing of seasonal television programming introductions. We expect better results now that the new television season is underway.”

Mr. Bagerdjian continued: “In the first quarter, we completed a $14.8 million refinancing of the Company’s revolving line of credit and two mortgages. The mortgage interest savings alone will be about $360,000 per year at today’s low rates.”

Revenues

Revenue for the quarter ended September 30, 2012 totaled $7.7 million compared to $9.0 million in the same quarter last year. Declines were due primarily to the timing of new television show introductions by a major customer.

Gross Margin

In the first quarter of fiscal 2013, gross margin was $2.7 million (35% of sales), compared to $3.4 million (38% of sales) in the prior year’s first quarter.

Selling, General and Administrative and Other Expenses

For the first quarter of fiscal 2013, SG&A expenses were $2.9 million, or 38% of sales, compared to $3.2 million, or 35% of sales, in the first quarter of last year. SG&A personnel costs have been reduced $0.3 million in the current three month period, when compared to the prior year period.

Interest expense was $0.2 million and $0.2 million for the three month periods ended September 30, 2011, and 2012, respectively.

Other income in all periods includes sublease income and gain on sale of fixed assets. In the 2012 three month period, other income also included a $332,000 discount received on the payoff of a mortgage, offset by the write offs of $90,000 of deferred financing costs related to that mortgage and a $30,000 fee to terminate a revolving credit agreement.

Operating Income (Loss)

Operating income was $0.2 million in the first quarter of fiscal 2013 compared to a $0.3 million profit in last year’s first quarter.

Net Income (loss)

For the first quarter of fiscal 2013, the Company reported a net loss of $0.1 million ($0.01 per share) compared to a net income of $0.1 million ($0.01 per share) in the same period last year.

Earnings Before Interest, Taxes, Depreciation, Amortization and Non-Cash Charges (EBITDAN)*

The following table reconciles the Company’s EBITDAN to net income which is the most directly comparable financial measure under Generally Accepted Accounting Principles (“GAAP”):

Computation of EBITDAN (unaudited)*

	Three Months Ended
	September 30,
	2011	2012

Net income (loss)	$109,000	$(105,000)
Interest (net)	229,000	168,000
Income taxes	-	-
Depreciation & amortization	741,000	613,000
Other non-cash charges:
Bad debt expense	9,000	7,000
Writeoff of deferred financing credits	-	90,000
Stock based compensation	85,000	42,000

EBITDAN	$1,173,000	$815,000

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Consolidated Statements of Operations (unaudited) *

The table below summarizes results for the three month periods ended September 30, 2011 and 2012:

	Three Months Ended September 30,
	2011	2012

Revenues	$8,969,000	$7,661,000
Cost of services sold	(5,526,000)	(4,953,000)

Gross profit	3,443,000	2,708,000
Selling, general and administrative expense	(3,179,000)	(2,933,000)

Operating Income (loss)	264,000	(225,000)
Interest expense	(229,000)	(168,000)
Other income	74,000	288,000

Income (loss) before income taxes	109,000	(105,000)
Provision for income taxes	-	-
Net income (loss)	$109,000	$(105,000)

Income (loss) per share:
Basic:
Net income (loss)	$0.01	$(0.01)
Weighted average number of shares	10,513,166	10,513,166
Diluted:
Net income (loss)	$0.01	$(0.01)
Weighted average number of shares including the dilutive effect of stock options	10,513,166	10,513,166

Selected Balance Sheet Statistics (unaudited)*

	June 30, 2012	September 30, 2012
Working Capital	$4,261,000	$3,515,000
Property and equipment, net	17,475,000	17,137,000
Total assets	25,971,000	25,099,000
Current portion of long term debt	172,000	372,000
Long-term debt, net of current portion	9,236,000	8,287,000
Shareholder’s equity	10,231,000	10,168,000

*The consolidated statements of operations, computation of EBITDAN and presentation of balance sheet statistics do not represent the results of operations or the financial position of the Company in accordance with generally accepted accounting principles (GAAP), and are not to be considered as alternatives to the balance sheet, statement of income, operating income, net income or any other GAAP measurements as an indicator of operating performance or financial position. Not all companies calculate such statistics in the same fashion and, therefore, the statistics may not be comparable to other similarly titled measures of other companies. Management believes that these computations provide additional useful analytical information to investors.

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About Point.360

Point.360 (PTSX) is a value add service organization specializing in content creation, manipulation and distribution processes integrating complex technologies to solve problems in the life cycle of Rich Media. With locations in greater Los Angeles, Point.360 performs high and standard definition audio and video post production, creates virtual effects and archives and distributes physical and electronic Rich Media content worldwide, serving studios, independent producers, corporations, non-profit organizations and governmental and creative agencies. Point.360 provides the services necessary to edit, master, reformat and archive clients’ audio and video content, including television programming, feature films and movie trailers. Point.360’s interconnected facilities provide service coverage to all major U.S. media centers. The Company also rents and sells DVDs and video games directly to consumers through its Movie>Q retail stores. See www.Point360.com and www.MovieQ.com.

Forward-looking Statements

Certain statements in Point.360 press releases may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding (i) the Company’s projected revenues, earnings, cash flow and EBITDA; (ii) planned focus on internal growth and acquisitions; (iii) reduction of facilities and actions to streamline operations; (iv) actions being taken to reduce costs and improve customer service and (v) new business and new acquisitions. Please also refer to the risk factors described in the Company’s SEC filings, including its annual reports on Form 10-K. Such statements are inherently subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements of the Company to be materially different from those expected or anticipated in the forward-looking statements. In addition to the factors described in the Company’s SEC filings, the following factors, among others, could cause actual results to differ materially from those expressed herein: (a) lower than expected net sales, operating income and earnings; (b) less than expected growth; (c) actions of competitors including business combinations, technological breakthroughs, new product offerings and promotional successes; (d) the risk that anticipated new business may not occur or be delayed; (e) the risk of inefficiencies that could arise due to top level management changes and (f) general economic and political conditions that adversely impact the Company’s customers’ willingness or ability to purchase or pay for services from the Company. The Company has no responsibility to update forward-looking statements contained herein to reflect events or circumstances occurring after the date of this release.

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